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As filed with the Securities and Exchange Commission on October 25, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5399 (Primary Standard Industrial Classification Code Number)	33-0628530 (I.R.S. Employer Identification Number)
4649 Morena Boulevard San Diego, California 92117 (858) 581-4530 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Notice to: Gilbert A. Partida President and Chief Executive Officer PriceSmart, Inc. 4649 Morena Boulevard San Diego, California 92117 (858) 581-4530	Copies to: Scott N. Wolfe, Esq. Robert E. Burwell, Esq. Latham & Watkins 12636 High Bluff Drive, Suite 300 San Diego, California 92130 (858) 523-5400

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share	79,313	$23.55	$1,867,821	$172

(1)
Estimated in accordance with Rule 457(c) solely for purposes of computing the amount of the registration fee based on the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on October 21, 2002.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION—DATED OCTOBER 25, 2002

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

79,313 Shares

PRICESMART, INC.

Common Stock

        This prospectus relates to up to 79,313 shares of our common stock, which may be offered for sale by the selling stockholder named in this prospectus. The shares of common stock being offered were previously issued to the selling stockholder. The shares of common stock to which this prospectus relates may be sold from time to time by the selling stockholder directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholder. We will bear all expenses of the offering of common stock, except that the selling stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as all fees and disbursements of its counsel and experts.

        Our common stock is listed on the Nasdaq National Market under the symbol "PSMT." On October 24, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $24.89.

        See "Risk Factors" beginning on page 3 for factors that you should consider before investing in the shares of our common stock.

        These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2002.

PRICESMART

        We primarily own and operate U.S.-style membership shopping warehouses in Latin America, the Caribbean and Asia using the trade name "PriceSmart." As of September 30, 2002, we operated 26 warehouse stores. The following is a list of the countries and U.S. territories in which we operate or expect to operate, the number of warehouses in operation within each country or territory as of September 30, 2002, the number of additional warehouses we anticipate opening by the end of fiscal 2003 (ending August 31, 2003) and our ownership percentages:

Country/Territory	Number of Warehouses in Operation	Anticipated Warehouse Openings in Fiscal 2003	Ownership
Panama	4	—	100%
Costa Rica	3	—	100%
Dominican Republic	3	—	100%
Guatemala	3	—	66%
Philippines	3	2	52%
El Salvador	2	—	100%
Honduras	2	—	100%
Trinidad	2	—	90%
Aruba	1	—	90%*
Barbados	1	—	100%
Guam	1	—	100%
U.S. Virgin Islands	1	—	100%
Ecuador	—	—	60%
Jamaica	—	1	67.5%
Mexico	—	4	50%
Nicaragua	—	1	51%

Totals	26	8

*	We have a two year option, beginning on May 25, 2004, to purchase the remaining 10% interest in the Aruba subsidiary.

        On January 15, 2002, we announced a 50/50 joint venture in Mexico with Grupo Gigante, S.A. de C.V., one of Mexico's largest retail store chains. PriceSmart and Grupo Gigante have agreed to initially invest up to an aggregate of $40 million, which is the anticipated amount required to construct and operate four new warehouse stores in Mexico over a period of 12 months, two of which are scheduled to open in November 2002. On January 22, 2002, Grupo Gigante purchased 15,000 shares of our Series A preferred stock and warrants to purchase 200,000 shares of our common stock for an aggregate of $15 million. The Series A preferred stock is convertible at the option of the holder at any time into shares of our common stock. As of September 30, 2002, none of the shares of Series A preferred stock had been converted and none of the warrants had been exercised.

        In addition to the warehouse stores operated directly by us or through joint ventures, as of September 30, 2002, there were 12 warehouse stores in operation (eleven in China and one in Saipan, Micronesia) licensed to and operated by local business people. The licensees pay us royalties under licensing agreements.

        The warehouses sell basic consumer goods, typically comprised of approximately 50% U.S.-sourced merchandise and approximately 50% locally sourced merchandise, with an emphasis on quality, low prices and efficient operations. By offering low prices on merchandise, the warehouses seek to generate sufficient sales volumes to operate profitably at relatively low gross margins. The typical no-frills warehouse-type buildings have 40,000 to 50,000 square feet of selling space and are located in urban areas to take advantage of dense populations and relatively higher levels of disposable income. Our strategy is to achieve a significant market share in metropolitan areas in emerging market countries by rapidly saturating these areas with multiple stores. Product selection includes perishable foods and basic consumer products. The target customers are primarily consumers and small businesses. The shopping format includes an annual membership fee that averages $25. As of September 30, 2002, the 26 warehouses then in operation had been operating for an average of 28 months.

        Our principal executive offices are located at 4649 Morena Boulevard, San Diego, California 92117. Our telephone number is (858) 581-4530.

RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information included in this prospectus, before purchasing our shares of common stock. Each of these risks could adversely affect our business, financial condition and results of operations, as well as adversely affect the value of an investment in our common stock.

Our financial performance is dependent on international operations, which exposes us to various risks.

        Our international operations account for nearly all of our total sales. Our financial performance is subject to risks inherent in operating and expanding our international membership business, which include:

  •
  changes in tariffs and taxes,

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  the imposition of governmental controls,

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  trade restrictions,

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  greater difficulty and costs associated with international sales and the administration of an international merchandising business,

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  limitations on U.S. company ownership in foreign countries,

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  permitting and regulatory compliance,

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  volatility in foreign currency exchange rates,

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  the financial and other capabilities of our joint venturers and licensees, and

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  general political as well as economic and business conditions.

Any failure by us to manage our growth could adversely affect our business.

        We began an aggressive growth strategy in April 1999, opening 20 new warehouses over a two and a half year period, bringing us to 22 warehouses operating in ten countries and one U.S. territory at the end of fiscal 2001 (12 months ended August 31, 2001). We also opened four additional new warehouses in fiscal 2002, one of which was opened in November 2001, one of which was opened in December 2001 and two of which were opened in March 2002, bringing us to 26 warehouses operating in ten countries and two U.S. territories as of September 30, 2002. The success of our growth strategy will depend to a significant degree on our ability to (1) expand our operations through the opening of new warehouses, (2) operate warehouses on a profitable basis and (3) maintain positive comparable warehouse sales growth in the applicable markets. Some markets may present operational, competitive, regulatory and merchandising challenges that are similar to, or different from, those previously encountered by us. We also might not be able to adapt our operations to support our expansion plans, and new warehouses we open may not achieve the profitability necessary for us to receive an acceptable return on our investment.

        Our ability to open new warehouses on a timely basis will also depend on a number of factors, some of which may be beyond our control, including our ability to:

  •
  locate suitable warehouse sites,

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  negotiate acceptable lease or acquisition terms,

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  construct sites on a timely basis, and

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  obtain financing in a timely manner and with satisfactory terms.

        Our growth strategy will also require us to hire, train and retain skilled managers and personnel to support our planned growth, and we may experience difficulties hiring employees who possess the training and experience necessary to operate our new warehouses, particularly in foreign markets where language, education and cultural factors may impose particular challenges. Further, we may encounter substantial delays, increased expenses or loss of potential sites due to the complexities, cultural differences and local political issues associated with the regulatory and permitting processes in the international markets in which we intend to locate new warehouses. We might not be able to open the planned number of new warehouses according to our schedule or continue to attract, develop and retain the personnel necessary to pursue our growth strategy. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

        As we grow, we will need to continually evaluate the adequacy of our existing systems and procedures, including warehouse management, financial and inventory control and distribution systems. In addition, we will need to continually analyze the sufficiency of our inventory distribution methods and may require additional facilities in order to support our planned growth. We may not adequately anticipate all the changing demands that our expanding operations will impose on these systems. Our failure to update our internal systems or procedures as required could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition.

        Our international merchandising businesses compete with exporters, wholesalers, other membership merchandisers, local retailers and trading companies in various international markets. Some of our competitors may have greater resources, buying power and name recognition. We cannot assure you that our competitors will not decide to enter the markets in which we operate, or expect to enter, or that our existing competitors will not compete more effectively against us. We may be required to implement price reductions in order to remain competitive should any of our competitors reduce prices in any of our markets. Moreover, our ability to expand into and operate profitably in new markets, particularly small markets, may be adversely affected by the existence or entry of competing warehouse clubs or discount retailers.

We may encounter difficulties in the shipment of goods to our warehouses.

        We are required to transport products over great distances, typically over water, which results in:

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  substantial lags between the procurement and delivery of product, thus complicating merchandising and inventory control methods,

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  the possible loss of product due to theft or potential damage to, or destruction of, ships or containers delivering goods,

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  tariff, customs and shipping regulation issues, and

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  substantial ocean freight and duty costs.

        Moreover, only a limited number of transportation companies service our regions. The inability or failure of one or more key transportation companies to provide transportation services to us, any collusion among the transportation companies regarding shipping prices or terms, changes in the regulations that govern shipping tariffs or any other disruption in our ability to transport our merchandise could have a material adverse effect on our business, financial condition and results of operations. In addition, many of the countries in which we operate require registration of imported products, which may result in additional delays in our deliveries of products to our warehouses.

The success of our business requires effective assistance from local business people with whom we have established strategic relationships.

        Several of the risks associated with our international merchandising business may be within the control (in whole or in part) of local business people with whom we have established formal and informal strategic relationships or may be affected by the acts or omissions of these local business people. In some cases, these local business people previously held minority interests in joint venture arrangements and now hold shares of our common stock. We cannot give you any assurance that our membership store concept will be implemented effectively or that these local business people will effectively help us penetrate their respective markets. The failure of these local business people to assist us in their local markets could harm our business, financial condition and results of operations.

We are exposed to weather and other risks associated with international operations.

        Our operations are subject to the volatile weather conditions and natural disasters which are encountered in the regions in which our warehouse stores are located or are planned to be located, and which could result in delays in construction or result in significant damage to, or destruction of, our warehouse stores. For example, our two stores in El Salvador experienced minimal inventory loss and disruption of their businesses in January 2001 as a result of an earthquake that measured approximately 8.0 on the Richter Scale and resulted in net damages to us of approximately $120,000. Losses from business interruption may not be adequately compensated by insurance, and could have a material adverse effect on our business, financial condition and results of operations.

Declines in the economies of the countries in which we operate our warehouse stores would harm our business.

        The success of our operations depends to a significant extent on a number of factors relating to discretionary consumer spending, including employment rates, business conditions, consumer spending patterns and customer preferences and other economic factors in each of our foreign markets. Consumer spending in our markets may be adversely affected by these factors, which would affect our growth, sales and profitability. A decline in the national or regional economies of the foreign countries in which we currently operate, or will operate in the future, could have a material adverse effect on our business, financial condition and results of operations.

A few of our stockholders have substantial control over our voting stock, which may make it difficult to complete some corporate transactions without their support and may prevent a change in control.

        As of September 30, 2002, Robert E. Price, who is the Chairman of our Board, and Sol Price, a significant stockholder of ours and father of Robert E. Price, beneficially owned approximately 35% of our outstanding common stock and approximately 8% of our outstanding shares of Series A preferred stock, which is convertible, at the holder's option, into approximately 1% of our outstanding common stock. As a result, these stockholders may effectively control the outcome of all matters submitted to our stockholders for approval, including the election of directors. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

The loss of key personnel could harm our business.

        We depend to a large extent on the performance of our senior management team and other key employees for strategic business direction. If we lost the services of any members of our senior management or other key employees, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to volatility in foreign currency exchange.

        Through our majority or wholly-owned subsidiaries, we conduct operations primarily in Latin America, the Caribbean and Asia, and as such we are subject to both economic and political instabilities that cause volatility in foreign currency exchange rates or weak economic conditions. As of August 31, 2002, we had a total of 26 warehouses operating in ten foreign countries and two U.S. territories. Twenty of those 26 warehouses operate under currencies other than the U.S. dollar. For the fiscal year ended August 31, 2002, approximately 83% of our net warehouse sales were in foreign currencies. We expect to enter into additional foreign countries in the future, which will increase the percentage of net warehouse sales denominated in foreign currencies.

        Foreign currencies in most of the countries where we operate have historically devalued against the U.S. dollar and are expected to continue to devalue. We manage our foreign currency risks at times by hedging currencies through non-deliverable forward exchange contracts, or NDFs, that are generally for durations of six months or less and that do not provide for physical exchange of currency at maturity (only the resulting gain or loss). The premium associated with each NDF is amortized on a straight-line basis over the term of the NDF, and mark-to-market amounts and realized gains or losses are recognized on the settlement date in cost of goods sold. The related receivables or liabilities with counterparties to the NDFs are recorded in the consolidated balance sheet. As of August 31, 2002, we had no outstanding NDFs and therefore no mark-to-market unrealized amounts as of August 31, 2002. For the fiscal year ended August 31, 2002, realized losses were approximately $466,000 from NDFs previously entered into. Although we have not purchased any NDFs subsequent to August 31, 2002, we may continue to purchase NDFs in the future to mitigate foreign exchange losses. However, due to the volatility and lack of derivative financial instruments in the countries in which we operate, significant risk from unexpected devaluation of local currencies exists. Foreign exchange transaction losses realized, which are included as a part of the costs of goods sold in the consolidated statement of operations, were approximately $1.2 million for the fiscal year ended August 31, 2002 (including the cost of the NDFs).

We face the risk of exposure to product liability claims, a product recall and adverse publicity.

        We market and distribute products, including meat, dairy and other food products, from third-party suppliers, which exposes us to the risk of product liability claims, a product recall and adverse publicity. For example, we may inadvertently redistribute food products that are contaminated, which may result in illness, injury or death if the contaminants are not eliminated by processing at the foodservice or consumer level. We generally seek contractual indemnification and insurance coverage from our suppliers. However, if we do not have adequate insurance or contractual indemnification available, product liability claims relating to products that are contaminated or otherwise harmful could have a material adverse effect on our ability to successfully market our products and on our business, financial condition and results of operations. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential customers and on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

        Some of the information under the caption "Risk Factors" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions, and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements.

USE OF PROCEEDS

        We are registering the shares of our common stock offered by this prospectus for the account of the selling stockholder identified in the section of this prospectus entitled "Selling Stockholder." All of the net proceeds from the sale of our common stock by this prospectus will go to the selling stockholder. We will not receive any part of the proceeds from the sale of these securities.

SELLING STOCKHOLDER

        The following table provides the name of the selling stockholder and the number of shares of our common stock offered by the selling stockholder under this prospectus. Because the selling stockholder may sell all or part of its shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholder will hold at the end of the offering covered by this prospectus. We sold the shares offered under this prospectus to the selling stockholder at a price of $33.50 per share in a private placement pursuant to Rule 506 under the Securities Act of 1933, as amended, which was completed on September 26, 2002.

	Shares Beneficially Owned Before the Offering			Shares Beneficially Owned After the Offering
Name			Shares Being Offered
	Number	Percent(1)		Number		Percent(1)
PSC, S.A.	758,813	11.3%	79,313	679,500	(2)	10.1%

(1)
Based on 6,731,814 shares of our common stock outstanding as of June 30, 2002, as reported in our Quarterly Report on Form 10-Q for the quarter ended May 31, 2002.

(2)
PriceSmart filed separate registration statements on Form S-3 with the SEC on July 27, 2000 and August 8, 2001, as amended, on behalf of PSC, covering an aggregate of 679,500 shares of common stock held by PSC. Because PSC may sell all or part of those shares of our common stock under those registration statements, we cannot estimate the number and percentage of shares of our common stock that PSC will hold at the end of the offerings covered by those registration statements or by this prospectus.

        Pursuant to an agreement between PriceSmart and the selling stockholder, PriceSmart agreed to file a registration statement covering the shares of common stock held by the selling stockholder.

        The selling stockholder does not have any position, office or other material relationship with us or any of our affiliates, nor has it had any position, office or material relationship with us or any of our affiliates within the past three years, except that:

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  as of September 30, 2002, PSC owned approximately 11% of our common stock;

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  as of September 30, 2002, PSC holds minority interests in our Nicaragua, Ecuador and Jamaica operations of 49%, 15% and 7.5%, respectively;

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  prior to July 2000, PSC held a 40% interest in our PSMT Caribe, Inc. subsidiary, which was exchanged in July 2000 for 679,500 shares of our common stock. PSMT Caribe, Inc. was formed to operate membership warehouse clubs in Costa Rica, El Salvador, Honduras and the Dominican Republic;

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  prior to September 2001, PSC held a 5% interest in PSMT Trinidad, which was exchanged in September 2001 for 7.5% of our joint venture in Jamaica and our agreement to assume PSC's obligations to make a $100,000 capital contribution to PSMT Trinidad; and

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  Edgar A. Zurcher, a director and 9% shareholder of PSC, has been a director of PriceSmart since November 2000 and a director and officer of PSMT Caribe, Inc. since its inception in December 1998. In addition, Mr. Zurcher is a partner of the law firm Zurcher, Montoya and Zurcher, in Costa Rica, which we have utilized for certain legal matters. He is also Chairman of Banca Promerica (Costa Rica), which loaned $900,000 as part of a $5.9 million syndicated loan to PriceSmart Costa Rica, of which $539,000 is outstanding and is due in October 2004; a director of Banco Promerica (El Salvador), which entered into a $1.0 million short-term credit facility with PriceSmart El Salvador that is due in March 2003; a director of Banco Promerica (Honduras); and a director of a pasta company from which PriceSmart purchases products from time to time. We utilize Banca Promerica (Costa Rica), Banca Promerica (El Salvador) and Banco Promerica (Honduras) for co-branded and branded credit card transactions in our warehouses. Mr. Zurcher is also a director and 9% shareholder of PLP, S.A., which owns 40% of Payless ShoeSource Holdings Ltd., an entity formed to operate Payless ShoeSource retail stores in Latin America and the Caribbean. We currently rent retail space to Payless ShoeSource in 14 of our warehouse locations.

PLAN OF DISTRIBUTION

        The selling stockholder may from time to time offer and sell its shares of our common stock offered by this prospectus. We have registered the selling stockholder's shares for resale to provide it with freely tradable securities. However, registration does not necessarily mean that the selling stockholder will offer and sell any of its shares.

        Offer and Sale of Shares.    The selling stockholder, or its pledgees, donees, transferees or other successors in interest, may offer and sell its shares of our common stock at prices related to the prevailing market prices or at negotiated prices, in one or more of the following manners:

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  on the Nasdaq National Market or other exchanges on which our common stock is traded at the time of sale,

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  in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or

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  in privately negotiated transactions.

        The selling stockholder, or its pledgees, donees, transferees or other successors in interest, may sell its shares of our common stock in one or more of the following transactions:

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  a block trade in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

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  a broker or dealer may purchase as principal and resell the shares for its own account under this prospectus, or

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers.

        The selling stockholder may accept or, together with any agent of the selling stockholder, reject in whole or in part any proposed purchase of the shares of our common stock offered by this prospectus.

        Brokers and Dealers.    The selling stockholder may select brokers or dealers to sell its shares of our common stock. Brokers or dealers of the selling stockholder may arrange for other brokers or dealers to participate in selling the shares. The selling stockholder may give the brokers or dealers commissions or discounts in amounts to be negotiated immediately before any sale. In connection with sales of the shares, the selling stockholder, any brokers or dealers selected by the selling stockholder, any other participating brokers or dealers, and some pledgees, donees, transferees and other successors in interest may be considered "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

        Commissions.    The selling stockholder will pay any sales commissions or other sellers' compensation applicable to these transactions.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended August 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of our common stock offered by this prospectus will be passed upon by Latham & Watkins, San Diego, California.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings also are available to the public on the SEC's Internet site at www.sec.gov. In addition, you may obtain a copy of our SEC filings at no cost by writing or telephoning our General Counsel at:

PriceSmart, Inc. 4649 Morena Boulevard San Diego, California 92117 (858) 581-4530

        The SEC allows us to "incorporate by reference" in this prospectus information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. PriceSmart incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of securities covered by this prospectus is completed:

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  The Quarterly Report on Form 10-Q of PriceSmart for the quarter ended February 28, 2001, as amended by Amendment No. 1 on Form 10-Q/A,

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  The Quarterly Report on Form 10-Q of PriceSmart for the quarter ended May 31, 2001, as amended by Amendment No. 1 on Form 10-Q/A,

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  The Annual Report on Form 10-K of PriceSmart for the fiscal year ended August 31, 2001, as amended by Amendment No. 1 on Form 10-K/A and Amendment No. 2 on Form 10-K/A,

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  The Quarterly Report on Form 10-Q of PriceSmart for the quarter ended November 30, 2001,

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  The Quarterly Report on Form 10-Q of PriceSmart for the quarter ended February 28, 2002,

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  The Quarterly Report on Form 10-Q of PriceSmart for the quarter ended May 31, 2002,

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  The Current Report on Form 8-K of PriceSmart filed with the SEC on January 24, 2002,

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  The Current Report on Form 8-K of PriceSmart filed with the SEC on February 19, 2002, and

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  The description of our common stock contained in our Amended Registration Statement on Form 10 filed with the SEC on August 13, 1997.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. For more detail concerning PriceSmart and any securities offered by this prospectus, you may examine the registration statement and the exhibits filed with it at the offices of the SEC.

        You should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. You should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

        We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

PriceSmart, Inc.

79,313 Shares

Common Stock

PROSPECTUS

                        , 2002

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by PriceSmart, Inc. (the "Company").

SEC Registration Fee	$172
Printing and Mailing Costs	5,000
Legal Fees and Expenses	13,000
Accounting Fees and Expenses	3,750
Miscellaneous	1,826
TOTAL	$23,748

All of the above items except the registration fee are estimates.

Item 15. Indemnification of Directors and Officers.

        Officers and directors of the Company are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the Company's certificate of incorporation and bylaws, individual indemnification agreements with the Company and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

        Elimination of Liability in Certain Circumstances.    In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Indemnification and Insurance.    As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The Company's certificate of incorporation generally provides for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law. In addition, the Company has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

        The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or obligation to indemnify him or her against such liability under the provisions of its certificate of incorporation or bylaws.

Item 16. Exhibits.

Exhibit No.	Description
4.1	Common Stock Purchase Agreement dated as of August 9, 2002 between PriceSmart and PSC, S.A.*
5.1	Opinion of Latham & Watkins.*
23.1	Consent of Ernst & Young, LLP.*
23.2	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

*
Filed herewith.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of San Diego, State of California, on the 23rd day of October, 2002.

PRICESMART, INC.
By:	/s/ GILBERT A. PARTIDA Gilbert A. Partida President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert A. Partida and Allan C. Youngberg, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ ROBERT E. PRICE Robert E. Price	Chairman of the Board	October 22, 2002
/s/ GILBERT A. PARTIDA Gilbert A. Partida	President, Chief Executive Officer and Director (Principal Executive Officer)	October 23, 2002
/s/ ALLAN C. YOUNGBERG Allan C. Youngberg	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2002
/s/ RAFAEL E. BARCENAS Rafael E. Barcenas	Director	October 24, 2002

/s/ JAMES F. CAHILL James F. Cahill	Director	October 23, 2002
Murray L. Galinson	Director	October , 2002
/s/ KATHERINE L. HENSLEY Katherine L. Hensley	Director	October 24, 2002
/s/ LEON C. JANKS Leon C. Janks	Director	October 23, 2002
/s/ LAWRENCE B. KRAUSE Lawrence B. Krause	Director	October 24, 2002
/s/ ANGEL LOSADA M. Angel Losada M.	Director	October 24, 2002
Jack McGrory	Director	October , 2002
/s/ EDGAR A. ZURCHER Edgar A. Zurcher	Director	October 25, 2002

EXHIBIT INDEX

        The following exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

Exhibit No.	Description
4.1	Common Stock Purchase Agreement dated as of August 9, 2002 between PriceSmart and PSC, S.A.*
5.1	Opinion of Latham & Watkins.*
23.1	Consent of Ernst & Young, LLP.*
23.2	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

*
Filed herewith.

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PRICESMART
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE TO FIND ADDITIONAL INFORMATION
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX